                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098

PROSPECTUS SUPPLEMENT
(to prospectus dated November 2, 2000 and supplemented
November 9, 2000, November 21, 2000, November 29, 2000,
December 13, 2000, January 11, 2001 and January 19, 2001)

                                  $586,992,000

                         UNIVERSAL HEALTH SERVICES, INC.

                         CONVERTIBLE DEBENTURES DUE 2020
                                       AND
                          CLASS B COMMON STOCK ISSUABLE
                        UPON CONVERSION OF THE DEBENTURES

        This prospectus supplement supplements the prospectus dated November 2, 2000 and supplemented November 9, 2000, November 21, 2000, November 29, 2000, December 13, 2000, January 11, 2001 and January 19, 2001 (the "prospectus") of Universal Health Services, Inc. ("UHS" or "our") relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                            SELLING SECURITYHOLDERS

        The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were not identified in the prospectus as selling securityholders and entities who were identified as selling securityholders in the prospectus for whom the information set forth in the prospectus has changed, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders. The table of selling securityholders in the prospectus is hereby amended to include the entities who are named below as selling securityholders, and to amend the information provided for "McMahan Securities Co. L.P.", "Merrill Lynch, Pierce, Fenner & Smith Incorporated", "Any other holder of debentures or future transferee, pledgee, donee or successor of any holder" and "Total" in the table of selling securityholders in the prospectus.

                                                             Principal Amount at       Percentage of      Number of Shares of
                                                             Maturity of Debentures     Debentures          Class B Common
                 Name                                          That May Be Sold        Outstanding       Stock That May Be Sold
                 ----                                          ----------------        -----------       ----------------------
Fidelity Financial Trust:  Fidelity Convertible
  Securities Fund...................                            $  8,450,000               1.44%                 47,340
McMahan Securities Co. L.P..........                               5,000,000                 *                   28,012
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated......................                                 189,000                 *                    1,058
Any other holder of debentures or future
  transferee, pledgee, donee or successor of any
  holder............................                              53,256,000               9.07%                298,361
    Total...........................                            $586,992,000             100.00%              3,288,496**
                                                                ============             ======               =========

-------------
*    Less than 1%.
** Total differs from the amount registered due to the rounding down of fractional shares of class B common stock issuable to each selling securityholder upon conversion of the debentures.

           The date of this prospectus supplement is January 30, 2001.